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                             JOINT VENTURE AGREEMENT


                                     BETWEEN


                            BF&M PROPERTIES LIMITED


                                      AND


                                 PXRE GROUP LTD






                                DATED: June 2001





                             CONYERS DILL & PEARMAN
                             BARRISTERS & ATTORNEYS
                                Clarendon House
                                2 Church Street
                                P.O. Box HM 666
                                 Hamilton HM CX
                                     Bermuda
                                    d.636466



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THIS AGREEMENT is made the 20th day of June 2001



BETWEEN:-

(1) BF&M PROPERTIES LIMITED, a Bermuda local company having its registered office at 112 Pitts Bay Road, Pembroke, Bermuda ("BF&M");

(2) PXRE GROUP LTD., a Bermuda exempted company having is registered office at 2 Church Street, Hamilton, Bermuda ("PXRE");

         (BF&M and PXRE are sometimes hereinafter collectively referred to as "the Parties")

WHEREAS:

         (A) The Parties wish hereby to agree to establish a local Bermuda company (hereinafter the "Company") which shall construct an office building on the Property to be leased to the Parties, affiliated parties and third parties as set out herein;

         (B) BF&M intends to transfer and convey the Property into the Company on certain terms and conditions in order to assist the joint venture hereinafter described;

         (C) Each of the Parties will subscribe for shares in the Company with a view to BF&M holding 60% and PXRE holding 40% of the shares of the Company as described herein;

         (D) PXRE intends to arrange the payment and loan of sufficient funds to the Company for the construction of the Office Premises;

         (E) The Parties have agreed to enter into this Agreement to govern their respective rights in relation to the before recited matters.

NOW in consideration of the premises It is HEREBY AGREED AS FOLLOWS:-

1.       INTERPRETATION

         1.1      In this Agreement where the context so admits:-

                  the "Act" means the Companies Act 1981 of Bermuda.


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                  "Architects" means the firm of architects doing business in
                  Bermuda known as OBM Limited.

                  "Bermudian" means Bermudian as described in section 113 of the Act. "Board of Directors" or "Board" means the Board of Directors of the Company as elected or appointed from time to time.

                  "Bye-laws" means the Bye-laws of the Company as amended from time to time.

                  "Company" means the Company incorporated in accordance with Clause 2.1 of this Agreement.

                  "Completion Date" means the date that the Architects and the Department of Planning issue a Certificate of Occupancy certifying that the Office Premises are available for occupancy.

                  "Development" means the construction on the Property of an office building of the size and specifications and design described in the latest working drawings drawn by the Architects dated March 8, 2000 and attached hereto as Exhibit A.

                  "Leases" means the leases to be granted by the Company in accordance with Clause 15.

                  "Office Premises" means the office building to be constructed on the Property pursuant to the Development.

                  "Option Value" means the value of the Office Premises (excluding the land) as determined by a Certified Chartered Surveyor, the identity of whom shall be agreed between BF&M and PXRE, within four weeks after the exercise by BF&M of the option to purchase all of the Shares of the Company held by PXRE as provided in Clause 8 hereof.

                  The "Property" means ALL THAT lot of land described in the Schedule hereto.

                  "Shares" means common shares of the Company of BD$1.00 par value each.

         1.2 References to statutory provisions shall be construed as reference to those provisions as respectively amended or re-enacted or as their application is modified by other provisions from time to time (whether before or after the date hereof).

         1.3 In this Agreement, words denoting the plural include the singular and vice versa, and words denoting the masculine include the feminine.

         1.4 Headings are inserted for convenience only and shall not affect the construction of this document.


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         1.5      Covenants, warranties and representations shall be separate and independent and save as expressly provided shall not be limited by reference to any other covenant, warranty or representation or provision in this Agreement.

2.       THE COMPANY

         2.1      (a)      BF&M procured the incorporation of a local Bermuda
                           company (the "Company") on 21 March 2001 with the capacity to own the Property and to undertake the Development.

                  (b) The initial authorised share capital of the Company consists of 12,000 Shares. Immediately following execution of this Agreement the authorized share capital of the Company shall be increased to 20,000 Shares.

                  (c) All of the authorised and issued Shares shall rank equally in all respects as to voting rights, rights to receive dividends and distributions of capital upon a winding up of the Company;

                  (d) The Company shall pay any and all stamp duty on the authorised share capital and on any share premium out of the subscription proceeds received for the issue of Shares.

         2.2 The name of the Company is "Barr's Bay Properties Limited" or such other name as the Parties may agree from time to time.

3.       BF&M

         BF&M hereby agrees to:

                  (a) subscribe for 12,000 Shares of BD$1.00 par value each in the Company and pay up the nominal value of such shares in the amount of BD$12,000.00 in cash in consideration of the issue to it of the 12,000 Shares of the Company credited as fully paid; and


                  (b) transfer and convey all of its right, title and interest in the Property into the Company as a contribution to surplus immediately following execution of this Agreement by PXRE.

4.       PXRE

         PXRE hereby agrees to:

                  (a) subscribe for 8,000 Shares of BD$1.00 par value each in the Company and pay up the nominal value of such shares in the amount of BD$8,000.00 in cash in consideration of the issue to it of the 8,000 Shares of the Company credited as fully paid; and


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                  (b)      pay D$866.667.00 to the Company as a contribution to
                           surplus immediately following the issue to it of the 8,000 Shares of the Company.

5.       RESTRICTION OF ASSIGNMENT, SALE OR TRANSFER OF INTEREST AND SHARES


         5.1 Each of the Parties hereby mutually convenants with the other that it shall not assign, sell or transfer, pledge or hypothecate or otherwise dispose of or encumber any of their respective Shares nor assign, sell, transfer, pledge or hypothecate or otherwise dispose of or encumber any right or rights to or in any property rights, voting rights, or other interest (whether legal or equitable) which may be attached to the Shares or otherwise arising by virtue of the Party (or its nominee) being a shareholder of the Company except as expressly permitted by this Clause 5.

         5.2 Either Party may transfer all (but not less than all) their Shares to any company with which it is affiliated or which is a subsidiary of it ("affiliated") and "subsidiary" in this Clause 5 having the meanings set out in section 86 of the Act) without the consent of the other. Any such transfer of Shares to any affiliated or subsidiary company as permitted by this Clause 5.2, shall be subject to the condition that the transferee first agrees with the other Party in writing to be bound by the terms of this Agreement and, in the case of any such transfer by PXRE, such transfer shall be subject to a further condition that PXRE shall guarantee in writing in a form acceptable to BF&M the performance by the transferee of its obligations under this Agreement.

         5.3      (a)      If a Party (the "Selling Shareholder") at any time
                           receives a bona fide offer from a third party with whom it deals at arms' length to purchase all, but not less than all, of the Shares owned by the Selling
                           Shareholder and if the Selling Shareholder wishes to accept such offer, the Selling Shareholder shall immediately give notice in writing (the "First
                           Notice") to the other Party (the "Remaining
                           Shareholder") informing the Remaining Shareholder that the Selling Shareholder wishes to accept such offer and attaching a copy of such offer and offering to sell all of the Shares which are the subject of such offer (the "Offered Shares") to the Remaining
                           Shareholder upon the same terms and conditions specified in the offer attached to the First Notice, provided that if PXRE is the Remaining Shareholder they may purchase or identify a Bermudian purchaser to purchase the Shares.

                  (b) Within 30 days of the giving of the First Notice (the "Acceptance Date"), the Remaining Shareholder may give notice in writing (the "Purchase Notice") to the Selling Shareholder indicating that the Remaining Shareholder wishes to purchase the Offered Shares on the terms and conditions set forth in the offer attached to the First Notice. On receipt of a Purchase Notice, the Selling Shareholder shall be bound to sell, and the Remaining Shareholder shall be bound to purchase all of the Offered



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                                    Page -5-


                           Shares on the terms and conditions specified in the offer attached to the First Notice.

                  (c) If the Remaining Shareholder has not delivered a Purchase Notice by the Acceptance Date, the Selling Shareholder shall be entitled to sell all, but not less than all, the Offered Shares to such third party, but on terms no more favorable to the purchaser than were detailed to the Remaining Shareholder in the First Notice. If the Offered Shares are sold to the said third party, such sale shall be completed one hundred and twenty days after the giving of the First Notice, provided that if such sale is not completed within such time period the Offered Shares shall again become subject to the provisions of this section and so on from time to time.

                  (d) Any purchase and sale as between the Selling Shareholder and the Remaining Shareholder shall be completed on the sixtieth day after the giving of the First Notice. The closing shall take place at the offices of the Selling Shareholder and the purchase price for the Offered Shares to be purchased and sold shall be paid in the manner provided by the terms of the offer attached to the First Notice against delivery of certificates representing the Offered Shares together with a duly signed instrument of transfer and resignations of those directors of the Company nominated by the Selling Shareholder.

         5.4 Either Party shall each be entitled to assign, sell, transfer, pledge or hypothecate or otherwise dispose of their respective Shares or interests arising out of their status as a shareholder free of any restriction under the terms of this Agreement if prior written consent for such assignment, sale, transfer, pledge, hypothecation or disposal is given by the other Party.

         5.5 The Parties agree to exercise their voting rights in the Company so as to procure that the Company shall not assign, sell, transfer or dispose of the Property or the Office Premises without the written consent of both Parties.

6.       BOARD OF DIRECTORS AND BUILDING COMMITTEE

         6.1      The Board of Directors of the Company shall consist of 5
                  (five) directors of whom 2 (two) may be nominated by PXRE and the remainder shall be nominated by BF&M and both Parties undertake to vote their Shares to ensure the election of all such nominees.

         6.2      (a)      The Parties shall procure the formation of a Building
                           Committee of the Board of Directors consisting of 2 members, one member of which shall be a director nominated by PXRE and one member of which shall be a director nominated by BF&M, which committee shall be responsible for the management and administration of the Development.


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                  (b)      The Building Committee shall meet whenever necessary
                           to consider the progress of the construction of the Development and to make any decisions and take such actions as are necessary to expedite in an efficient manner the completion of the Development.

7.       CONSTRUCTION LOANS AND PROMISSORY NOTES

         7.1 PXRE agrees that it shall lend or it shall cause one of its subsidiaries or affiliates (which shall remain a subsidiary or affiliate of PXRE for the duration of the period that the mortgage(s) to be granted pursuant to clause 7.2 hereof remain outstanding or PXRE shall cause such subsidiary or affiliate to assign such mortgage(s) to another PXRE subsidiary or affiliate prior to any disposition of such entity by PXRE) to lend to the Company from time to time such funds as are necessary to finance the complete construction of the Office Premises as contemplated by this Agreement (hereinafter the "Loans") provided that such Loans in the aggregate shall not exceed BD$7,000,000.00 (seven million dollars) PXRE shall advance or cause to be advanced a Loan to the Company upon being given not less than 30 days written notice that the Company requires the same. Such notice shall specify the date of advance and the amount of the Loan (subject always to the limit on the aggregate amount of all Loans as set out above). The Company shall submit such a request only if the Building Committee (to be constituted in accordance with clause 6.2) has approved the same.

         7.2 Each Loan made to the Company by or on behalf of PXRE shall be evidenced by a promissory note from the Company for the amount of the Loan which shall bear interest at a variable rate to be fixed initially on the date of issue of such promissory note and thereafter on the first day of each calendar quarter being the lower of 7% per annum and 2% less than the average of the prevailing per annum first mortgage rates of banks and deposit companies in Bermuda on such date. Interest shall accrue on each Loan from the date of drawdown and shall be due and payable on the last day of each calendar quarter commencing one year after completion of the Office Premises but only to the extent that the Company has cash surplus to its needs arising from income in excess of all operating expenses. Repayments of principal of Loans will commence 30 days after the first calendar quarter in which the Company has cash surplus to its needs arising from income in excess of all operating expenses (including payments of interest), subject to approval of the Building Committee of the amount of all such payments of principal, which shall be reviewed on a quarterly basis. Notwithstanding the foregoing, such repayments will commence no later than 2 years following the completion of the Office Premises and all Loans shall be fully repaid no later than 20 years from the date of the first principal payment. The principal and interest of the first Loan shall be secured by a first mortgage on the Property upon terms mutually agreeable to the Parties and each subsequent Loan shall be secured by a further charge on the Property.




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         7.3      The Parties agree that the costs of construction of the Office
                  Premises shall be financed, firstly, out of the subscription monies of BD$20,000 (twenty thousand dollars) to be paid into the Company by BF&M and PXRE less the costs of the incorporation of the Company, secondly, out of BD$866,667.00 (eight hundred sixty-six thousand six hundred sixty-seven dollars) of the contribution to surplus to be paid into the Company by PXRE and thereafter out of the monies loaned to the Company pursuant to section 7.2. It is the intention of the Parties that the amount of capital paid in on account of the Shares to be issued to BF&M and PXRE less the costs of the incorporation of the Company together with the contribution to surplus and Loans to be made by PXRE pursuant to this Agreement shall be sufficient to enable the Office Premises to be constructed. It is understood and agreed that in the event any further funding shall be required by the Company, PXRE shall have the option but not the obligation of providing such additional funding upon terms mutually acceptable to PXRE and BF&M. In the event (i) PXRE elects not to make such additional financing available to the Company; or (ii) PXRE's additional financing terms are not acceptable to BF&M, it is understood and agreed that all such additional funding required by the Company to complete construction of the Office Premises shall be obtained from institutional or private lenders upon terms and conditions (including the giving of any mortgage security upon the Property) normally applicable to similar building construction projects in Bermuda.

         7.4      The Parties shall procure that:

                  (a) the Board of Directors, as soon as practical after the transfer of the Property to the Company, pass resolutions authorising the borrowing from PXRE or one of its subsidiaries or affiliates of such sum or sums of money as may be necessary to finance the construction of the Office Premises;

                  (b) the resolutions referred to in sub-paragraph (a) above shall provide that no further borrowing shall be made by the Company from any other company, person or incorporated body or entity without the prior written approval of PXRE;

                  (c) the Board of Directors shall specifically approve by resolution each tranche of the Loans prior to each borrowing and shall cause the Company to issue a promissory note for each such additional tranche.

         7.5 Upon the full repayment of any amounts outstanding under the Loans in accordance with the terms of the promissory notes, the promissory notes shall be cancelled and returned to the Company.

8.       Repayment of Loans - Share Purchase Option

         At any time after the full repayment of the Loans by the Company, BF&M shall have the right upon 60 days prior written notice to PXRE to purchase all of the Shares held by PXRE at a purchase price calculated as follows:



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                  A+ 0.4 (B-C)

                  where:-

                  A is the aggregate subscription price paid by PXRE for its Shares and contributed surplus paid in by PXRE;

                  B        is the Option Value; and

                  C        is the original cost of the Development.

9.       RETAINED EARNINGS

         9.1 The Parties agree that cash arising from income in excess of all operating expenses shall firstly be applied to the repayment of the Loans in accordance with Clause 7.2.

         9.2 The Parties agree to procure that the Board of Directors will adopt a policy of not declaring dividends or making any distributions to shareholders prior to the full repayment of the Loans in accordance with the terms of the promissory notes.

10.      BF&M COVENANTS, REPRESENTATIONS AND WARRANTIES

         10.1     BF&M hereby covenants, represents and warrants that:

                  (a) it is duly organised and validly existing as a local company in good standing under the laws of the Islands of Bermuda;

                  (b) it is the sole legal and beneficial holder of good and marketable title to the Property free and clear of all encumbrances whatsoever;

                  (c) it has taken all necessary corporate action and has obtained all of the necessary consents and permissions from the Bermuda Monetary Authority and has taken all other action required to authorise the execution, delivery and performance of this Agreement so that when duly executed by or on behalf of BF&M, this Agreement will constitute the valid and binding obligations of BF&M in accordance with the terms hereof.

         10.2 To the intent that BF&M is now and shall at all times be Bermudian so that the Company is able to carry on the business contemplated in this Agreement without a licence under the Act, BF&M hereby warrants, represents and covenants that BF&M shall as and when applicable take all necessary steps in order to ensure BF&M is at the date hereof and will continue to be at least 80% beneficially owned by Bermudians as required by the Act.


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11.      PXRE COVENANTS, REPRESENTATIONS AND WARRANTIES

         11.1     PXRE hereby covenants, represents and warrants that:

                  (a) it is duly organised and validly existing as an exempted company in good standing under the laws of Bermuda;

                  (b) it has taken all corporate and other actions required to authorise the execution, delivery and performance of this Agreement so that when duly executed by or on behalf of PXRE, this Agreement will constitute the valid and binding obligations of PXRE in accordance with the terms hereof;

         11.2 PXRE shall be responsible to obtain all governmental and regulatory consents and permissions required for the issue of Shares by the Company to PXRE including the permission of the Controller of Foreign Exchange.

12.      MUTUAL COVENANTS

         12.1 Each of the Parties covenants with the other as separate covenants that it will exercise its voting rights as a shareholder of the Company to procure that:-

                  (a) The Company at all times complies with the provisions of its bye-laws as amended from time to time by resolution of the Company in general meeting;

                  (b) except as contemplated by this Agreement, the Company shall not issue any shares, amend its Memorandum of Association, incur any major liability or obligation, encumber its assets, or commence any new type of business, other than for the purposes of constructing the Office Premises, or managing the rental thereof and any related business.

                  (c) it will, as soon as practicable after the date hereof, exercise its voting rights as a shareholder and use its best endeavours to procure that:

                           (i) the Company adopts Bye-laws in a form which gives effect to the provisions of this Agreement;

                           (ii) the Company will obtain a building permit from the Department of Planning which enables the Company to complete the Development in accordance with terms hereof.

         12.2 Subject to the discretion of the Court, the Parties agree that their respective covenants in this Clause 12 are given in contemplation of injunctive relief and of specific performance as suitable remedies and that failing such discretionary remedies they shall procure that the Company is wound up in accordance with the Act.


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13.      PROPERTY COVENANTS

         BF&M hereby covenants, represents and warrants that:

         (a) it has good and marketable title to the Property free from any encumbrance and that there are appurtenant to the Property all rights and easements necessary for its use and enjoyment;

         (b) it will transfer the aforesaid good and marketable title of the Property to the Company as described in Clause 3;

         (c) all restrictions, conditions and convenants affecting the Property will have been observed and performed up to the date of transfer of the Property to the Company.

14.      THE DEVELOPMENT

         The Parties shall procure that:

         (a) The Company appoints and employs the Architects as its architects in Bermuda in relation to the Development;

         (b) The Company applies for a final building permit and all other permits necessary for the Company lawfully to complete the Development as soon as practical following the transfer of the Property to the Company;

         (c) The Company appoints the Building Committee in accordance with Clause 6.2 (a) of this Agreement as its duly authorised representative with authority to act on behalf of the Company in relation to all dealings and negotiations with the Architects and to procure that the Building Committee use its best endeavours to arrange for and/or supervise all other necessary development activities such as:

                  (i) preparation of a space program and interior adjacency requirements;

                  (ii) development of a basic informational package for the Architects, identifying project scope and budget;

                  (iii) selection of consultant for complete interior fit-up package, including design development, working drawings and specifications;

                  (iv) final review of all submissions to the Planning Department and other relevant authorities to be made by the Architects on behalf of the Company;

                  (v) approval of all utility and special consulting contracts;

                  (vi) determination of the construction contracts form, selection of all building contractors, subcontractors, inspectors and special consultants, and approval of all invoices in connection with the entire development phase; and



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                                   Page -11-


                  (vii) actions and all other things required to effect completion of the Development and related matters.

15.      THE LEASES

         15.1 The portion of the Office Premises to be leased to BF&M will include the two basement levels. In the event that BF&M does not require all of the space in the two basement levels of the Office Premises, such surplus will be first made available to PXRE.

         15.2 The portion of the Office Premises to be leased to PXRE will include the ground floor (i.e. at the level of Pitts Bay
                  Road), the second floor of Office Premises and any space which the Company is permitted to develop above the second floor. A separate entrance will be constructed giving access to such ground floor and above areas for the exclusive use of PXRE (and any permitted sub-lessees).

         15.3 Each of the Parties shall procure that the Company grants leases to each of the Parties of such portion of the Office Premises as shall be agreed by the Parties prior to the commencement of construction which shall be upon, inter alia, the following terms:-

                  (a) the Leases granted to PXRE and BF&M shall each be for a term of 5 years commencing on and from the Completion Date with an option on the part of the lessee to renew for two further terms of 5 years each;

                  (b) all leases will be at market rates as determined from time to time and will be in the usual commercial form including that all maintenance charges relative to the interior of the building will be charged to the lessees based on the percentage such lessees occupies of the net rental floor space in the building. Each lessee will be responsible to decorate and fit out the interior of the lease premises (with the Company being responsible for the fitting out of common use areas, if any).

                  (c) the rent and service charge payable under each Lease shall be calculated and paid as provided in the agreed Lease save that the Parties and the Company may agree to vary these rents from time to time.

         15.4 If for any reason any one of the Parties would prefer that all or any part of the Office Premises which it lets from the Company be instead let directly or sublet with the prior written consent of BF&M (such consent not to be unreasonably withheld) to a third party, then at either Party's request, the Parties shall procure that the Board of Directors authorise the grant of such letting and enter into any deeds or documents as shall be required in order to let such part of the Office Premises to the relevant third party.


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                                   Page -12-


         15.5 Notwithstanding the provisions of Clause 15.4, no leases shall be granted by the Company to any third party unless both of the Parties agree and approve in writing the identity of the proposed third party lessee.

         15.6 The Office Premises shall be used solely as business offices and all leases shall contain appropriate restrictions on use.

16.      SUPERVENING ILLEGALITY

         In the event that at any time any applicable law, rule, regulation or government policy is such that any or all of the provisions of this Agreement and the schedules hereto are void or unenforceable the parties hereto shall make their best endeavours to renegotiate the matters referred to hereunder with the intent that their respective rights and obligations shall approximate, as near as practicable their rights and obligations under this Agreement and the schedules hereto on the assumption that no part of this Agreement and the schedules hereto is void or unenforceable.

17.      TERMINATION

         17.1 "Termination Event" means the occurrence or non-occurrence of any of the following:

                  (a) The Company is not incorporated and duly organized in accordance with the terms of this Agreement by 30th June, 2001;

                  (b) Either Party fails to perform or observe any of the provisions, terms, conditions covenants and/or provisions of this Agreement and does not remedy such failure within 60 days of notice from the other Party requiring it to do so;

                  (c) Failure by the Company to observe any of the provisions, terms, covenants and/or conditions of this Agreement or the promissory notes and does not remedy such failure within 60 days of notice from one of the Parties requiring it to do so;

                  (d) Any event or condition referred to in the promissory notes occurs or fails to occur so that as a result thereof, the indebtedness included therein may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable;

                  (e) Failure by the Company to pay any indebtedness for borrowed money due at final maturity pursuant to a demand by PXRE under any promissory notes issued in accordance with this Agreement;

                  (f) If any representation or warranty made in writing to either Party by either Party or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this

                                   Page -13-


                           Agreement, shall have been false or misleading in any material respect when made or delivered to either Party;

                  (g) If the Company commences or is subject to proceedings for the winding-up or dissolution or liquidation of the Company, whether involuntary or voluntary;

                  (h) If the Company issues Shares or either Party transfers or attempts to transfer Shares in contravention of any provision or provisions of this Agreement;

                  (i) The final building permit in respect of the Development has not been granted, remains subject to appeal or is ineffective for the purposes of this Agreement 365 days after the date of execution of this Agreement;

                  (j) Any tests conducted by engineers, surveyors, geologists or other experts relating to the quality and condition of the Property, including matters relating to the subsurface thereof which reveals anything that materially adversely affects the Development which is known by either Party and has not been disclosed in writing to the non-knowing Party prior to the execution hereof;

                  (k) The plans referred in the definition of Development are not approved by the appropriate governmental authorities and such approval has not been granted or remains subject to appeal by September 30, 2001;

         17.2 On the happening of a Termination Event either Party may elect to have BF&M purchase PXRE's Shares in the Company, if it has any provided that in the event BF&M shall have caused the Termination Event, only PXRE shall be entitled to elect to have BF&M purchase PXRE's shares in the Company and in the event PXRE shall have caused the Termination Event, only BF&M shall be entitled to have BF&M purchase PXRE's shares in the Company.

         17.3 After the happening of a Termination Event, if either Party wishes to exercise its right under Clause 17.2 it shall give the other Party notice in writing of such election in accordance with clause 18 within 60 days of the Termination Event.

18.      SHARE ACQUISITION OR WINDING UP

         18.1 In the event that either Party wishes to exercise its rights under Clause 17.2 hereof it (the "First Party") shall give notice in writing of its offer (the "Offer Notice") to buy (in the case of BF&M) or sell (in the case of PXRE) the Shares owned by PXRE, specifying in the Offer Notice the price at which it is prepared to buy or sell, as the case may be, provided that such price shall not be in excess of the amount which would be calculated in accordance with Clause 8.

         18.2 Within 30 days of the date on which the Offer Notice is given, the Party given the Offer Notice (the "Second Party") may by notice in writing to the First Party:

                                   Page -14-


                  (a)      accept the offer in the Offer Notice; or

                  (b) indicate that it requires that the price be determined by arbitration and shall in such notice nominate one arbitrator who has accepted the reference.

                  If the Second Party fails to give notice in accordance with either paragraph (a) or paragraph (b) above it shall be deemed to have accepted the Offer Notice, and the purchase and sale of the PXRE Shares shall be completed in accordance with the terms and conditions set out in the Offer Notice.

         18.3 In the event that the Second Party gives notice pursuant to Clause 18(2)(b), the First Party shall within 30 days of the date of such notice nominate an arbitrator who has accepted such reference and by this Agreement BF&M and PXRE submit to arbitration by two arbitrators (one appointed by each of them) pursuant to the Arbitration Act 1986 of the Islands of Bermuda. The arbitrators shall determine the price to be paid by BF&M for PXRE's Shares in the Company on the basis of a willing vendor and purchaser and taking account of the market value of the Office Premises and any other assets of the Company at the date of the Notice, provided that the price shall not be in excess of the amount which would be calculated in accordance with Clause 8.

         18.4 The price of PXRE's Shares offered under Clause 18.2(b) shall be deemed to have become payable on the 90th day after the date on which the Offer Notice was given and thereafter shall bear interest at 7% per annum.

         18.5 If the price to be paid for any Shares is determined by arbitration, a contract for the sale and purchase of these Shares shall be deemed to have come into effect on the date the award of the arbitrators becomes final and is no longer the subject of appeal; and, unless otherwise agreed, any contract for the sale and purchase of shares pursuant to this clause shall be completed within 7 days of the date of the contract and shall be deemed to contain a provision that the Shares are sold free and clear of all liens charges and encumbrances and together with all rights (including dividends or other distributions) attaching to them on and from the date of the Offer Notice.

         18.6 PXRE shall have no obligation to make the Loans after completion of the sale of its Shares in accordance with this Clause 18.

19.      ARBITRATION

         Should any dispute arise between the parties in respect of and concerning matters remaining to be agreed in respect of any matters to be interpreted under this Agreement (and including the determination of the price of shares offered for sale under [Section 18] hereof), any such dispute may be referred to arbitration pursuant to the provisions of the Arbitration Act 1986 of Bermuda and each of the Parties hereby submits to the jurisdiction of the arbitrator or arbitrators appointed in accordance therewith; and the arbitration hearing shall be conducted in Bermuda.

                                   Page -15-


20.      COSTS

         Each Party to this Agreement shall pay its own legal costs of and incidental to this Agreement and the obligations hereby undertaken. The Parties shall share the costs of stamp duty, all governmental fees of preparation of building plans, architect plans, architect models, demolition costs, estimates and all costs related to the planning of the construction of the Office Premises which are incurred prior to incorporation of the Company in the following proportions:

         PXRE as to 40%
         BF&M as to 60%

         After the incorporation of the Company, all such costs shall be paid by the Company. The Company shall also be responsible for the costs of its incorporation and any costs associated with the mortgage(s) to secure the Loans referred to in Clauses 7.1 and 7.2 hereof.

21.      INSOLVENCY

         Each of the Parties hereby covenants with the others as separate covenants that in the event that the Company is unable to pay its debts as and when they fall due and that this position arises other than by reason of failure of the Parties or the Company to comply with the provisions of this Agreement, the leases of the Office Premises to be granted in accordance with this Agreement or the promissory notes, they shall procure that the Company is wound up.

22.      BOOKS OF ACCOUNT

         Each of the parties hereby covenants with the others, as separate covenants, that it shall procure that accurate books and accounts shall be kept by the Company in accordance with the Act, showing all of its assets, liabilities, operations, transactions and financial condition; and that as soon as practicable after the end of each fiscal year of the Company (but in no event later than one hundred and twenty days after the end of any fiscal year), a general accounting and audit shall be made by chartered accountants in Bermuda, covering all matters and things customarily included in such accounts and audits, and a full detailed statement shall be furnished by the Company to the Parties hereto. At any time following receipt of the Company's detailed statement either Party or their authorized representative shall be entitled to inspect the books and records of the Company.

23.      NOTICES

         All notices, acceptances, agreements, requests, demands, consents, waivers and other communications required or otherwise given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given and received if delivered by hand to the address of the addressee as follows:

                                   Page -16-


         If to PXRE, at:

         99 Front Street
         Hamilton HM 12
         Attention: Jeffrey L. Radke

         If to BF&M, at:

         112 Pitts Bay Road
         Pembroke HM 08
         Attention: John Wight

         or to such other address and with such other copies as the address may have specified in a written notice duly given to the sender.

24.      MANAGEMENT OF THE OFFICE PREMISES

         The Parties hereto hereby agree and declare that they shall use their best endeavours to ensure that the management of the Office Premises after completion shall continue to be the responsibility of the Building Committee of the Board of the Company.

25.      NAME OF OFFICE PREMISES

         The business name of the Office Premises shall be "PXRE House" until PXRE disposes of all of its beneficial interest in the Company or ceases to be the primary tenant.

26.      INSURANCE

         The Parties agree to procure that the Company obtain an insurance program from BF&M General Insurance Company Limited to cover the Company against all appropriate insurable risks within reasonable limits both in respect of the period of construction and thereafter.

27.      PROVISIONS RELATING TO THIS AGREEMENT

         27.1 This Agreement shall be binding upon and enure for the benefit of the respective successors of the Parties named herein but shall not be assignable save as permitted or required under the Bye-laws or this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any other person not a party hereto any right or remedy under or by reason of this Agreement.

         27.2 This Agreement (together with any documents referred to herein) supersedes any prior negotiations and agreements (written or oral) and constitutes the whole of the agreement among all of the parties hereto and no variations, amendments or alterations to this Agreement shall be effective unless made in writing by the Parties.

                                   Page -17-


         27.3 No failure to exercise any right or remedy under this Agreement shall constitute a waiver of any right or remedy and no exercise of any right or remedy shall constitute a waiver of any other right or remedy.

         27.4 For the avoidance or doubt it is hereby agreed and declared that all obligations hereunder are several.

         27.5 Notwithstanding that any document referred to herein is stated to be scheduled or annexed hereto, it need not be so scheduled or annexed provided that a copy of it is annotated as being the document referred to in this Agreement and such annotating is executed by or on behalf of each of the parties hereto.

         27.6 Each of the Parties hereto hereby agrees that it shall not make any statement to the media regarding any matter contemplated in this Agreement save after reasonable consultation with the other Party and that in making any such statement or publishing any material relevant to any matter contemplated by this Agreement, it shall have due regard for the reasonable interests of the other parties.

         27.7 Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and none of them shall have any authority to bind the others in any way.

         27.8 It is acknowledged and agreed that this Agreement may be executed by the Parties in counterparts.

28.      TERMINATION

         This Agreement shall terminate, after PXRE acquires Shares, upon either Party ceasing to hold Shares in the Company as a result of any transaction permitted by the terms of this Agreement, provided that such termination shall be without prejudice to any obligations or rights of either Party which have accrued prior to such termination and shall not effect any provision which is expressly or by implication to come into effect on or to continue in effect after such termination.

29.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda and the Parties hereby submit (save where arbitration is expressly provided for) to the non-exclusive jurisdiction of the Supreme Court of Bermuda.

                                   Page -18-


IN WITNESS whereof the Parties hereto have caused this Agreement to be executed in duplicate under seal the day and year first above written.




THE COMMON SEAL OF BF&M PROPERTIES  )
LIMITED was hereunto affixed        )
in the presence of:-  Ducilia Veloso)



Director                                                              STAMP

/s/ Glenn Titterton



Secretary                                                             STAMP

/s/ N. John Wight



THE COMMON SEAL OE PXRE GROUP LTD.  )
was hereunto affixed in the         )
presence of:-                       )



Executive Vice-President

/s/ Jeffrey Radke



Secretary

/s/ David Doyle


                                                      (Stamp Duty to be affixed)

                                   Page -19-







                                    SCHEDULE


ALL THAT certain parcel of land situate in Pembroke Parish in the Islands of Bermuda delineated on the plan (prepared by Jones Waddington Ltd. Surveyors of Hamilton, Bermuda and being Drawing No. LS 6550 dated September 2000) annexed hereto and thereon outlined in Red and containing in area 0.050 of an Hectare and bounded NORTHERLY by the Public Road delineated on the Plan and designated thereon as and known as "Pitts Bay Road" and there measuring on a straight line from West to East 14.93 metres EASTERLY by land of BF&M Limited and there measuring 34.83 metres SOUTH-EASTERLY and SOUTHERLY by the Waters of Hamilton Harbour and there measuring on two straight lines from East to West 1.13 metres and 15.26 metres and WESTERLY by other land now or lately in the possession of the heirs or devisees of James Falconer Smith deceased and there measuring 30.14 metres OR HOWEVER OTHERWISE the said parcel of land may be bounded may measure or ought to be described TOGETHER WITH the building thereon erected known as "Scarborough", 110 Pitts Bay Road, Pembroke (Grid Ref: 3/18 3148 7376) and all other houses buildings fixtures walls fences ways rights-of-way rights lights liberties privileges easements advantages and appurtenances whatsoever to the said parcel of land belonging or in anywise appertaining or usually held or enjoyed therewith or reputed as part thereof or appurtenant thereto.